EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Hexion Inc. Announces Return of Chairman, President and CEO from Medical Leave

COLUMBUS, Ohio - (September 14, 2020) - Hexion Inc. (“Hexion” or the “Company”) today announced that Craig Rogerson, Chairman, President and Chief Executive Officer (“CEO”), has returned from medical leave effective today.
“I’m pleased to return, and I’d like to acknowledge George Knight and the senior management team for assuming additional duties during my absence,” said Craig Rogerson, Chairman, President and Chief Executive Officer. “I would also like to acknowledge all our associates who continue to safely operate our manufacturing sites and remain focused on serving our customers despite ongoing global challenges due to COVID-19.”
George Knight, who served as Acting CEO, continues in his role as Executive Vice President and Chief Financial Officer.
About the Company
Based in Columbus, Ohio, Hexion Inc. is a global leader in thermoset resins. Hexion Inc. serves the global adhesive, coatings, composites and industrial markets through a broad range of thermoset technologies, specialty products and technical support for customers in a diverse range of applications and industries. Additional information about Hexion Inc. and its products is available at www.hexion.com.

Investors and Media Contact:
John Kompa
614-225-2223
john.kompa@hexion.com

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